Lucas Energy S-3A

EXHIBIT 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Form S-3 Registration Statement of Lucas Energy, Inc. of our report dated July 19, 2016, relating to our audit of the financial statements of revenues and direct operating expenses of the oil and gas properties acquired from Segundo Resources, LLC (the seller representative for various sellers) for the years ended March 31, 2016 and 2015, which appear in the Current Report on Form 8-K/A (Amendment No. 1) of Lucas Energy, Inc. filed with the Securities and Exchange Commission on September 27, 2016.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ GBH CPAs, PC

GBH CPAs, PC

www.gbhcpas.com

Houston, Texas

September 29, 2016